Exhibit 99

Dollar General Corporation Reports Fourth Quarter 2020 Results

Provides Financial Guidance for Fiscal Year 2021

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--March 18, 2021--Dollar General Corporation (NYSE: DG) today reported financial results for its fiscal year 2020 fourth quarter (13 weeks) and fiscal year (52 weeks) ended January 29, 2021.

  Fourth Quarter Net Sales Increased 17.6%; Fiscal Year Net Sales Increased 21.6%
  Fourth Quarter Same-Store Sales Increased 12.7%; Fiscal Year Same-Store Sales Increased 16.3%
  Fourth Quarter Operating Profit Increased 21.0% to $872.2 Million; Fiscal Year Operating Profit Increased 54.4% to $3.6 Billion
  Fourth Quarter Diluted Earnings Per Share (“EPS”) Increased 24.8% to $2.62; Fiscal Year Diluted EPS Increased 59.9% to $10.62
  Annual Cash Flows From Operations Increased 73.2% to $3.9 Billion
  Board of Directors Increases Share Repurchase Program Authorization; Declares Quarterly Cash Dividend of $0.42 per share, an Increase of 16.7% Compared to Prior Quarter

“We are pleased with our strong finish to fiscal 2020, and I thank all of our associates for their extraordinary efforts over the past year to support our customers, our communities and each other,” said Todd Vasos, Dollar General’s chief executive officer. “Despite a challenging operating environment, our team members have remained steadfast in their dedication to fulfilling our mission of Serving Others, resulting in exceptional fourth-quarter and full-year financial results.”

“Our full-year results were highlighted by significant growth on both the top and bottom lines, including a net sales increase of 28.1% in our non-consumables business. In addition, we completed 2,780 real estate projects, including the opening of our 17,000th store and launch of our new pOpshelf concept, while delivering our 31st consecutive year of same-store sales growth. We continue to operate from a position of strength, and are excited about our plans for 2021 to continue delivering value and convenience for our customers, along with long-term sustainable growth and value for our shareholders.”

Fourth Quarter 2020 Highlights
Net sales increased 17.6% to $8.4 billion in the fourth quarter of 2020 compared to $7.2 billion in the fourth quarter of 2019. The net sales increase included positive sales contributions from new stores and growth in same-store sales, modestly offset by the impact of store closures. Same-store sales increased 12.7% compared to the fourth quarter of 2019, driven by an increase in average transaction amount, partially offset by a decline in customer traffic. Same-store sales increased in each of the consumables, seasonal, home products and apparel categories, with the largest percentage increase in the home products category. The Company believes consumer behavior driven by COVID-19 had a significant positive effect on net sales and same-store sales.

Gross profit as a percentage of net sales was 32.5% in the fourth quarter of 2020 compared to 31.8% in the fourth quarter of 2019, an increase of 77 basis points. This gross profit rate increase was primarily attributable to a reduction in markdowns as a percentage of net sales; higher initial markups on inventory purchases; a greater proportion of sales coming from the non-consumables product categories, which generally have a higher gross profit rate than the consumables product category; and a reduction in inventory shrink as a percentage of net sales. These factors were partially offset by increased transportation and distribution costs, which were impacted by increased volume, some of which is attributable to the COVID-19 pandemic; higher transportation rates; and discretionary employee bonus expense. As a result of the significant increase in sales, the Company believes consumer behavior driven by COVID-19 also had a significant positive effect on gross profit dollars.

Selling, general and administrative expenses (“SG&A”) as a percentage of net sales were 22.2% in the fourth quarter of 2020 compared to 21.7% in the fourth quarter of 2019, an increase of 48 basis points. The increase was primarily driven by incremental costs related to COVID-19, including appreciation bonuses paid to frontline employees and other health and safety related expenses. Incentive compensation and hurricane-related expenses also contributed to the fourth quarter increase. These items were partially offset by certain expenses that were lower as a percentage of sales this quarter, including occupancy costs, retail labor, and depreciation and amortization.

Operating profit for the fourth quarter of 2020 increased 21.0% to $872.2 million compared to $720.9 million in the fourth quarter of 2019. The fourth quarter of 2020 included approximately $96 million of incremental investments the Company made in response to the COVID-19 pandemic. These investments included approximately $69 million in appreciation bonuses for eligible frontline employees, and measures taken to further protect the health and safety of employees and customers.

The effective income tax rate in the fourth quarter of 2020 was 22.7% compared to 23.0% in the fourth quarter of 2019. This lower effective income tax rate was primarily due to increased tax benefits associated with federal income tax credits compared to the 2019 period.

The Company reported net income of $642.7 million for the fourth quarter of 2020, an increase of 20.0% compared to $535.4 million in the fourth quarter of 2019. Diluted EPS increased 24.8% to $2.62 for the fourth quarter of 2020 compared to diluted EPS of $2.10 in the fourth quarter of 2019.

Fiscal Year 2020 Highlights
Fiscal year 2020 net sales increased 21.6% to $33.7 billion compared to $27.8 billion in fiscal year 2019. This net sales increase included positive sales contributions from new stores and growth in same-store sales, modestly offset by the impact of store closures. Same-store sales increased 16.3% compared to fiscal year 2019, driven by an increase in average transaction amount, partially offset by a decline in customer traffic. Same-store sales in the 2020 period included growth in the consumables, seasonal, home products and apparel categories, with the largest percentage increase in the home products category. The Company believes consumer behavior driven by COVID-19 had a significant positive effect on net sales and same-store sales.

Gross profit as a percentage of net sales was 31.8% in fiscal year 2020, compared to 30.6% in fiscal year 2019, an increase of 117 basis points. The gross profit rate increase in the 2020 period was primarily attributable to a reduction in markdowns as a percentage of net sales; higher initial markups on inventory purchases; a greater proportion of sales coming from the non-consumables product categories, which generally have a higher gross profit rate than the consumables product category; and a reduction in inventory shrink as a percentage of net sales. These factors were partially offset by increased distribution and transportation costs, which were impacted by increased volume, some of which is attributable to the COVID-19 pandemic, and discretionary employee bonus expense. As a result of the significant increase in sales, the Company believes consumer behavior driven by COVID-19 also had a significant positive effect on gross profit dollars.

SG&A as a percentage of net sales was 21.2% in fiscal year 2020 compared to 22.3% in fiscal year 2019, a decrease of 106 basis points. Although the Company incurred certain incremental costs related to COVID-19, including employee appreciation bonuses and other health and safety related expenses, they were more than offset by the significant increase in net sales during the fiscal year as discussed above. Expenses that were lower as a percentage of net sales in fiscal year 2020 include retail labor, occupancy costs, utilities, and depreciation and amortization. These items were partially offset by increased incentive compensation expenses and hurricane-related expenses. Fiscal year 2019 included expenses of $31.0 million relating to significant legal matters (the “Significant Legal Expenses”)1. SG&A in fiscal year 2020 decreased 95 basis points as a percentage of sales compared to Adjusted SG&A of 22.2%1, which excluded the impact of the Significant Legal Expenses, in fiscal year 2019.

Operating profit for fiscal year 2020 grew 54.4% to $3.6 billion compared to $2.3 billion in fiscal year 2019. Operating profit for fiscal year 2020 increased 52.4% compared to Adjusted operating profit of $2.3 billion1, which excluded the impact of the Significant Legal Expenses, for fiscal year 2019. Fiscal year 2020 included approximately $248 million of incremental investments the Company made in response to the COVID-19 pandemic. These investments included approximately $167 million in appreciation bonuses for eligible frontline employees, and measures taken to further protect the health and safety of employees and customers.

The effective income tax rate in fiscal year 2020 was 22.0% compared to 22.2% in fiscal year 2019. This lower effective income tax rate was primarily due to increased tax benefits associated with share-based compensation and a greater income tax rate benefit from state taxes, partially offset by a lower income tax rate benefit from federal income tax credits due to higher pre-tax earnings in fiscal year 2020 compared to fiscal year 2019.

The Company reported net income of $2.7 billion for fiscal year 2020, an increase of 55.0% compared to $1.7 billion in fiscal year 2019. Diluted EPS increased 59.9% to $10.62 for fiscal year 2020 compared to diluted EPS of $6.64 in fiscal year 2019. Net income and diluted EPS for fiscal year 2020 increased 52.9% and 57.8%, respectively, compared to Adjusted net income and Adjusted diluted EPS of $1.7 billion1 and $6.731, respectively. Adjusted net income and Adjusted diluted EPS for fiscal year 2019 excluded the after-tax impact of the Significant Legal Expenses of approximately $24.1 million, or $0.09 per diluted share.

1 See “Non-GAAP Disclosure” herein.

Merchandise Inventories
As of January 29, 2021, total merchandise inventories, at cost, were $5.2 billion compared to $4.7 billion as of January 31, 2020, an increase of 6.3% on a per-store basis.

Capital Expenditures
Total additions to property and equipment in fiscal year 2020 were $1.0 billion, including approximately: $447 million for improvements, upgrades, remodels and relocations of existing stores; $271 million for distribution and transportation related projects; $250 million for store facilities, primarily for leasehold improvements, fixtures and equipment in new stores; and $50 million for information systems upgrades and technology-related projects. During fiscal year 2020, the Company opened 1,000 new stores, remodeled 1,670 stores and relocated 110 stores.

Share Repurchases
In fiscal year 2020, the Company repurchased $2.5 billion of its common stock, or 12.3 million shares, at an average price of $200.57 per share, under its share repurchase program. The total remaining authorization for future repurchases was $679 million at the end of fiscal year 2020. On March 17, 2021, the Company’s Board of Directors increased the authorization under the share repurchase program by $2.0 billion. Under the authorization, repurchases may be made from time to time in open market transactions, including pursuant to trading plans adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, or in privately negotiated transactions. The timing, manner and number of shares repurchased will depend on a variety of factors, including price, market conditions, compliance with the covenants and restrictions under the Company’s debt agreements and other factors. The authorization has no expiration date.

Dividend
On March 16, 2021, the Company’s Board of Directors declared a quarterly cash dividend of $0.42 per share on the Company’s common stock, payable on or before April 20, 2021 to shareholders of record on April 6, 2021. While the Board of Directors intends to continue regular cash dividends, the declaration and amount of future dividends are subject to the sole discretion of the Board and will depend upon, among other things, the Company’s results of operations, cash requirements, financial condition, contractual restrictions, and other factors the Board may deem relevant in its sole discretion.

Fiscal Year 2021 Financial Guidance and Store Growth Outlook
As noted above, the Company realized a significant sales benefit in the 2020 fiscal year as a result of COVID-19. Significant uncertainty continues to exist regarding the severity and duration of the COVID-19 pandemic, including its impact on the U.S. economy, consumer behavior and the Company’s business.

Given this uncertainty, it is difficult to predict specific outcomes. In addition, these outcomes could be impacted by several variables, which include, but are not limited to, economic stimulus payments, economic recovery, employment levels, COVID-19 vaccine status, and the ongoing impact of the COVID-19 pandemic.

For the fiscal year ending January 28, 2022 (“fiscal year 2021”), the Company currently expects:

  Net sales in the range of a 2% decline to flat
  Same-store sales decline of 4% to 6%, which reflects growth of approximately 10% to 12% on a two-year stack basis2
  Diluted EPS in the range of $8.80 to $9.50, which reflects a compound annual growth rate between 15% and 20% (or between 14% and 19% on an adjusted basis) over a two-year period3
    This Diluted EPS guidance assumes an effective tax rate in the range of 22% to 23%
  Share repurchases of approximately $1.8 billion
  Capital expenditures, including those related to investments in the Company’s strategic initiatives, in the range of $1.05 billion to $1.15 billion

The diluted EPS guidance outlined above includes the anticipated impact of ongoing expenses related to COVID-19 health and safety measures and continued investment in the Company’s strategic initiatives.

The Company is also reiterating its plans to execute 2,900 real estate projects in fiscal year 2021, including 1,050 new store openings, 1,750 store remodels, and 100 store relocations.

“We believe the fundamentals of the business are strong, and we are confident in the team’s ability to execute on our robust plans for 2021,” said John Garratt, Dollar General’s chief financial officer. “While we remain cautious in our 2021 sales outlook given the significant uncertainty that still exists, our guidance reflects low-double-digit same-store sales growth on a two-year stack basis2, which we believe speaks to the underlying strength of the business. In addition, our diluted EPS guidance reflects a compound annual growth rate over a two-year period3 that is well above our long-term goal of delivering at least 10% annual EPS growth on an adjusted basis.”

“We are executing well against our operating priorities and strategic initiatives, which we believe positions us well to drive long-term sustainable growth. As always, we continue to be disciplined in how we manage expenses and capital with the goal of delivering consistent, strong financial performance, while strategically investing for the long term.”

Given the wide range of potential outcomes and ongoing uncertainty around specific financial results, the Company is also providing an update on same-store sales performance in fiscal year 2021. From January 30, 2021 through February 26, 2021 (the Company’s first accounting period of fiscal year 2021), same-store sales increased approximately 5.7% as compared to the first accounting period of fiscal year 2020, despite approximately 8,400 lost store operating days as a result of closures due to winter weather across the country. In addition, from February 27, 2021 through March 16, 2021, same-store sales decreased approximately 16% as compared to the comparable timeframe in the 2020 fiscal year.

2 Same-store sales on a two-year stack basis represents the sum of actual 2020 same-store sales and the corresponding low and high ends of the 2021 guidance range.
3 Two-year compound annual growth rates utilize 2019 diluted EPS and 2019 Adjusted diluted EPS as the base.

Conference Call Information
The Company will hold a conference call on March 18, 2021 at 9:00 a.m. CT/10:00 a.m. ET, hosted by Todd Vasos, chief executive officer, Jeff Owen, chief operating officer, and John Garratt, chief financial officer. To participate via telephone, please call (877) 407-0890 at least 10 minutes before the conference call is scheduled to begin. The conference ID is 13715128. There will also be a live webcast of the call available at https://investor.dollargeneral.com under “News & Events, Events & Presentations.” A replay of the conference call will be available through April 15, 2021, and will be accessible via webcast replay or by calling (877) 660-6853. The conference ID for the telephonic replay is 13715128.

Non-GAAP Disclosure
Adjusted SG&A, Adjusted operating profit, Adjusted net income and Adjusted diluted EPS, and their respective growth metrics, for the fiscal year ended January 31, 2020 have not been derived in accordance with U.S. GAAP, but rather exclude the impact of the Significant Legal Expenses, which are associated with wage and hour and consumer/product certified class action litigation and related matters. Due to the nature, infrequency, and financial magnitude of such matters, the Company believes these non-GAAP financial measures provide useful information to investors in assessing the Company’s operating performance as these measures provide an additional relevant comparison of the Company’s operating performance across periods. Reconciliations of these non-GAAP measures to the most directly comparable measures calculated in accordance with GAAP are provided in the accompanying schedules.

The non-GAAP measures discussed above are not measures of financial performance or condition, liquidity or profitability in accordance with GAAP, and should not be considered as alternatives to SG&A, operating profit, net income, diluted EPS or any other measure derived in accordance with GAAP. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s financial results as reported in accordance with GAAP. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

Forward-Looking Statements
This press release contains forward-looking information within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act. Forward-looking statements include those regarding the Company’s outlook, strategy, initiatives, plans and intentions including, but not limited to, statements made within the quotations of Mr. Vasos and Mr. Garratt, and in the sections entitled “Share Repurchases,” “Dividend,” and “Fiscal Year 2021 Financial Guidance and Store Growth Outlook.” A reader can identify forward-looking statements because they are not limited to historical fact or they use words such as “outlook,” “may,” “will,” “should,” “could,” “would,” “can,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “forecast,” “predict,” “position,” “assume,” “opportunities,” “intend,” “continue,” ”future,” “ongoing,” “potential,” “long-term,” ”guidance,” “goal,” “outcome,” “uncertainty,” “look to,” “looking ahead,” “subject to,” “committed,” “focus on,” or “likely to,” and similar expressions that concern the Company’s strategy, plans, intentions or beliefs about future occurrences or results. These matters involve risks, uncertainties and other factors that may cause the actual performance of the Company to differ materially from that which the Company expected. Many of these statements are derived from the Company’s operating budgets and forecasts as of the date of this release, which are based on many detailed assumptions that the Company believes are reasonable. However, it is very difficult to predict the effect of known factors on the Company’s future results, and the Company cannot anticipate all factors that could affect future results that may be important to an investor. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors. Important factors that could cause actual results to differ materially from the expectations expressed in or implied by such forward-looking statements include, but are not limited to:

  risks related to the COVID-19 pandemic, including but not limited to, the effects on the Company’s supply chain, distribution network, store and distribution center growth, store and distribution center closures, transportation and distribution costs, SG&A expenses, share repurchase activity, and cybersecurity risk profile, as well as the effects on domestic and foreign economies and customers’ spending patterns;
  economic factors, including but not limited to employment levels; inflation; pandemics; higher fuel, energy, healthcare and housing costs, interest rates, consumer debt levels, and tax rates; tax law changes that negatively affect credits and refunds; lack of available credit; decreases in, or elimination of, government subsidies such as unemployment and food/nutrition assistance programs; commodity rates; transportation, lease and insurance costs; wage rates (including the heightened possibility of increased federal, state and/or local minimum wage rates); foreign exchange rate fluctuations; measures that create barriers to or increase the costs of international trade (including increased import duties or tariffs); and changes in laws and regulations and their effect on, as applicable, customer spending and disposable income, the Company’s ability to execute its strategies and initiatives, the Company’s cost of goods sold, the Company’s SG&A expenses (including real estate costs), and the Company’s sales and profitability;
  failure to achieve or sustain the Company’s strategies and initiatives, including those relating to merchandising, real estate and new store development, store formats and concepts, digital, shrink, sourcing, private brand, inventory management, supply chain, store operations, expense reduction, technology, the Company’s Fresh initiative and the Company’s Fast Track initiative;
  competitive pressures and changes in the competitive environment and the geographic and product markets where the Company operates, including, but not limited to, pricing, promotional activity, expanded availability of mobile, web-based and other digital technologies, and alliances or other business combinations;
  failure to timely and cost-effectively execute the Company’s real estate projects or to anticipate or successfully address the challenges imposed by the Company’s expansion, including into new states or urban areas;
  levels of inventory shrinkage;
  failure to successfully manage inventory balances;
  failure to maintain the security of the Company’s business, customer, employee or vendor information or to comply with privacy laws;
  damage or interruption to the Company’s information systems as a result of external factors, staffing shortages or challenges in maintaining or updating the Company’s existing technology or developing or implementing new technology;
  a significant disruption to the Company’s distribution network, the capacity of the Company’s distribution centers or the timely receipt of inventory, or delays in constructing or opening new distribution centers;
  risks and challenges associated with sourcing merchandise from suppliers, including, but not limited to, those related to international trade;
  natural disasters, unusual weather conditions (whether or not caused by climate change), pandemic outbreaks or other health crises, political or civil unrest, acts of violence or terrorism, and disruptive global political events;
  product liability, product recall or other product safety or labeling claims;
  incurrence of material uninsured losses, excessive insurance costs or accident costs;
  failure to attract, develop and retain qualified employees while controlling labor costs (including the heightened possibility of increased federal, state and/or local minimum wage rates) and other labor issues;
  loss of key personnel or inability to hire additional qualified personnel;
  risks associated with the Company’s private brands, including, but not limited to, the Company’s level of success in improving their gross profit rate;
  seasonality of the Company’s business;
  the impact of changes in or noncompliance with governmental regulations and requirements (including, but not limited to, those dealing with the sale of products, including without limitation, product and food safety, marketing or labeling; information security and privacy; labor and employment; employee wages and benefits (including the heightened possibility of increased federal, state and/or local minimum wage rates); health and safety; imports and customs; and environmental compliance, as well as tax laws (including those related to the corporate tax rate), the interpretation of existing tax laws, or the Company’s failure to sustain its reporting positions negatively affecting the Company’s tax rate) and developments in or outcomes of private actions, class actions, multi-district litigation, arbitrations, derivative actions, administrative proceedings, regulatory actions or other litigation;
  new accounting guidance or changes in the interpretation or application of existing guidance;
  deterioration in market conditions, including market disruptions, limited liquidity and interest rate fluctuations, or changes in the Company’s credit profile;
  the factors disclosed under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q; and
  such other factors as may be discussed or identified in this press release.

All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its SEC filings and public communications. The Company cannot assure the reader that it will realize the results or developments the Company anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. Forward-looking statements speak only as of the date made. The Company undertakes no obligation, and specifically disclaims any duty, to update or revise any forward-looking statements to reflect events or circumstances arising after the date on which they were made, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

Investors should also be aware that while the Company does, from time to time, communicate with securities analysts and others, it is against the Company’s policy to disclose to them any material, nonpublic information or other confidential commercial information. Accordingly, shareholders should not assume that the Company agrees with any statement or report issued by any securities analyst regardless of the content of the statement or report. Furthermore, the Company has a policy against confirming projections, forecasts or opinions issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the Company’s responsibility.

About Dollar General Corporation
Dollar General Corporation has been delivering value to shoppers for more than 80 years. Dollar General helps shoppers Save time. Save money. Every day.® by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, housewares and seasonal items at everyday low prices in convenient neighborhood locations. Dollar General operated 17,177 stores in 46 states as of January 29, 2021. In addition to high-quality private brands, Dollar General sells products from America's most-trusted manufacturers such as Clorox, Energizer, Procter & Gamble, Hanes, Coca-Cola, Mars, Unilever, Nestle, Kimberly-Clark, Kellogg's, General Mills, and PepsiCo. Learn more about Dollar General at www.dollargeneral.com.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	January 29	January 31
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$1,376,577	$240,320
Merchandise inventories	5,247,477	4,676,848
Income taxes receivable	90,760	76,537
Prepaid expenses and other current assets	199,405	184,163
Total current assets	6,914,219	5,177,868
Net property and equipment	3,899,997	3,278,359
Operating lease assets	9,473,330	8,796,183
Goodwill	4,338,589	4,338,589
Other intangible assets, net	1,199,870	1,200,006
Other assets, net	36,619	34,079
Total assets	$25,862,624	$22,825,084

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of operating lease liabilities	$1,074,079	$964,805
Accounts payable	3,614,089	2,860,682
Accrued expenses and other	1,006,552	709,156
Income taxes payable	16,063	8,362
Total current liabilities	5,710,783	4,543,005
Long-term obligations	4,130,975	2,911,993
Long-term operating lease liabilities	8,385,388	7,819,683
Deferred income taxes	710,549	675,227
Other liabilities	263,691	172,676
Total liabilities	19,201,386	16,122,584

Commitments and contingencies

Shareholders' equity:
Preferred stock	-	-
Common stock	210,687	220,444
Additional paid-in capital	3,446,612	3,322,531
Retained earnings	3,006,102	3,162,660
Accumulated other comprehensive loss	(2,163)	(3,135)
Total shareholders' equity	6,661,238	6,702,500
Total liabilities and shareholders' equity	$25,862,624	$22,825,084

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	For the Quarter Ended
	January 29	% of Net	January 31	% of Net
	2021	Sales	2020	Sales
Net sales	$8,414,524	100.00%	$7,157,642	100.00%
Cost of goods sold	5,677,829	67.48	4,884,879	68.25
Gross profit	2,736,695	32.52	2,272,763	31.75
Selling, general and administrative expenses	1,864,471	22.16	1,551,888	21.68
Operating profit	872,224	10.37	720,875	10.07
Interest expense	40,268	0.48	25,567	0.36
Income before income taxes	831,956	9.89	695,308	9.71
Income tax expense	189,213	2.25	159,871	2.23
Net income	$642,743	7.64%	$535,437	7.48%

Earnings per share:
Basic	$2.64		$2.11
Diluted	$2.62		$2.10
Weighted average shares outstanding:
Basic	243,490		253,357
Diluted	245,423		255,146

	For the Year Ended
	January 29	% of Net	January 31	% of Net
	2021	Sales	2020	Sales
Net sales	$33,746,839	100.00%	$27,753,973	100.00%
Cost of goods sold	23,027,977	68.24	19,264,912	69.41
Gross profit	10,718,862	31.76	8,489,061	30.59
Selling, general and administrative expenses	7,164,097	21.23	6,186,757	22.29
Operating profit	3,554,765	10.53	2,302,304	8.30
Interest expense	150,385	0.45	100,574	0.36
Income before income taxes	3,404,380	10.09	2,201,730	7.93
Income tax expense	749,330	2.22	489,175	1.76
Net income	$2,655,050	7.87%	$1,712,555	6.17%

Earnings per share:
Basic	$10.70		$6.68
Diluted	$10.62		$6.64
Weighted average shares outstanding:
Basic	248,171		256,553
Diluted	250,076		258,053

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	For the Year Ended
	January 29	January 31
	2021	2020
Cash flows from operating activities:
Net income	$2,655,050	$1,712,555
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	574,237	504,804
Deferred income taxes	34,976	55,407
Noncash share-based compensation	68,609	48,589
Other noncash (gains) and losses	11,570	8,293
Change in operating assets and liabilities:
Merchandise inventories	(575,827)	(578,783)
Prepaid expenses and other current assets	(16,516)	(14,453)
Accounts payable	745,596	428,627
Accrued expenses and other liabilities	388,597	100,322
Income taxes	(6,522)	(20,404)
Other	(3,611)	(6,959)
Net cash provided by (used in) operating activities	3,876,159	2,237,998

Cash flows from investing activities:
Purchases of property and equipment	(1,027,963)	(784,843)
Proceeds from sales of property and equipment	3,053	2,358
Net cash provided by (used in) investing activities	(1,024,910)	(782,485)

Cash flows from financing activities:
Issuance of long-term obligations	1,494,315	-
Repayments of long-term obligations	(4,640)	(1,465)
Net increase (decrease) in commercial paper outstanding	(425,200)	58,300
Borrowings under revolving credit facilities	300,000	-
Repayments of borrowings under revolving credit facilities	(300,000)	-
Costs associated with issuance of debt	(13,574)	(1,675)
Repurchases of common stock	(2,466,434)	(1,200,376)
Payments of cash dividends	(355,926)	(327,568)
Other equity and related transactions	56,467	22,104
Net cash provided by (used in) financing activities	(1,714,992)	(1,450,680)

Net increase (decrease) in cash and cash equivalents	1,136,257	4,833
Cash and cash equivalents, beginning of period	240,320	235,487
Cash and cash equivalents, end of period	$1,376,577	$240,320

Supplemental cash flow information:
Cash paid for:
Interest	$128,211	$100,033
Income taxes	$721,570	$457,119
Supplemental schedule of non-cash investing and financing activities:
Right of use assets obtained in exchange for new operating lease liabilities	$1,721,530	$1,705,988
Purchases of property and equipment awaiting processing for payment, included in Accounts payable	$118,059	$110,248

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Selected Additional Information
(Unaudited)

Sales by Category (in thousands)

	For the Quarter Ended
	January 29	January 31
	2021	2020	% Change
Consumables	$6,321,571	$5,471,573	15.5%
Seasonal	1,097,504	916,960	19.7%
Home products	608,500	460,184	32.2%
Apparel	386,949	308,925	25.3%
Net sales	$8,414,524	$7,157,642	17.6%

	For the Year Ended
	January 29	January 31
	2021	2020	% Change
Consumables	$25,906,685	$21,635,890	19.7%
Seasonal	4,083,650	3,258,874	25.3%
Home products	2,209,950	1,611,899	37.1%
Apparel	1,546,554	1,247,310	24.0%
Net sales	$33,746,839	$27,753,973	21.6%

Store Activity

		For the Year Ended
		January 29	January 31
		2021	2020

Beginning store count		16,278	15,370
New store openings		1,000	975
Store closings		(101)	(67)
Net new stores		899	908
Ending store count		17,177	16,278
Total selling square footage (000's)		127,056	120,342
Growth rate (square footage)		5.6%	5.8%

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
Adjusted Selling General and Administrative Expenses, Adjusted Operating Profit,
Adjusted Net Income, and Adjusted Diluted Earnings Per Share
(Unaudited)

(in millions, except per share amounts)

	For the Year Ended
	January 29		January 31
	2021	% Net Sales	2020	% Net Sales	bps Change	% Change

Net sales	$33,746.8		$27,754.0

Selling, general and administrative expenses	$7,164.1	21.23	$6,186.8	22.29	(1.06)	15.8
Significant Legal Expenses	-	-	(31.0)	(0.11)	0.11
Adjusted selling, general and administrative expenses	$7,164.1	21.23	$6,155.8	22.18	(0.95)	16.4

Operating profit	$3,554.8	10.53	$2,302.3	8.30	2.23	54.4
Significant Legal Expenses	-	-	31.0	0.11	(0.11)
Adjusted operating profit	$3,554.8	10.53	$2,333.3	8.41	2.12	52.4

Net income	$2,655.1	7.87	$1,712.6	6.17	1.70	55.0

Significant Legal Expenses	-	-	31.0	0.11	(0.11)
Deferred tax benefit of Significant Legal Expenses	-	-	(6.9)	(0.02)	0.02
Significant Legal Expenses net of deferred tax benefit	-	-	24.1	0.09	(0.09)

Adjusted net income	$2,655.1	7.87	$1,736.7	6.26	1.61	52.9

Diluted earnings per share:
As reported	$10.62		$6.64			59.9
After-tax impact of Significant Legal Expenses	-		0.09
Adjusted	$10.62		$6.73			57.8

Weighted average diluted shares outstanding:	250.1		258.1

Contacts

Investor Contacts:
Donny Lau (615) 855-5591
Kevin Walker (615) 855-4954

Media Contacts:
Jennifer Moreau (877) 944-3477
Crystal Luce (615) 855-5210